UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 27, 2021

DRIVEN BRANDS HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39898 (Commission File Number)	47-3595252 (I.R.S. Employer Identification No.)

440 South Church Street, Suite 700
Charlotte, North Carolina 28202
(Address of principal executive offices) (Zip Code)

(704) 377-8855
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	DRVN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On May 27, 2021, Driven Holdings, LLC (the “Borrower”), a Delaware limited liability company and indirect wholly-owned subsidiary of Driven Brands Holdings Inc. (the “Company”), entered into a revolving credit facility pursuant to a Credit Agreement (the “Credit Agreement”) by and among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”). The revolving credit facility has an initial aggregate commitment of $300 million, with loans and other extensions of credit thereunder maturing on May 27, 2026. There were no borrowings under the Credit Agreement as of closing.

Proceeds of borrowings under the Credit Agreement will be used for general corporate purposes. Borrowings under the Credit Agreement are guaranteed by Driven Holdings Parent LLC (“Holdings”), a wholly-owned subsidiary of the Company, which wholly-owns the Borrower, the Borrower (other than with respect to its own obligations) and wholly-owned domestic restricted subsidiaries of the Borrower, subject to customary exclusions and qualifications. The revolving credit facility is also secured by substantially all of the assets of Holdings, the Borrower and such domestic restricted subsidiaries of the Borrower that are guarantors, subject to customary exclusions and exceptions.

Borrowings will bear interest at a rate equal to, at the Borrower’s option, either (a) a Eurocurrency rate determined by reference to adjusted London Interbank Offered Rate (“LIBOR”) for the interest period (with a 0% floor), plus an applicable margin of between 1.50% and 1.75% (determined based on the Borrower’s net first lien leverage ratio) or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50% per annum, (ii) the rate last quoted by the Wall Street Journal as the US prime rate and (iii) the one-month adjusted LIBOR plus 1.00% per annum, in each case, plus an applicable margin of between 0.50% and 0.75% (determined based on the Borrower’s net first lien leverage ratio). In addition, the Credit Agreement requires the Borrower to pay a commitment fee of 0.375% in respect of the unused commitments under the Credit Agreement.

The Credit Agreement contains certain customary events of default, including in the event of a change of control, and certain covenants and restrictions that limit the Borrower’s and its restricted subsidiaries’ ability to, among other things, incur additional debt; create liens on certain assets; pay dividends on or make distributions in respect of their capital stock or make other restricted payments; consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; and enter into certain transactions with their affiliates.

The Borrower is also subject to a springing financial maintenance covenant, applicable only to the revolving credit commitments under the Credit Agreement, which requires the Borrower and its subsidiaries to not exceed a specified net first lien leverage ratio, initially set at 2.00 to 1.00 (which may be adjusted upward from time to time in the manner set forth in the Credit Agreement, up to a net first lien leverage ratio of 4.75 to 1.00). The springing financial maintenance covenant shall only apply, beginning with the second full fiscal quarter ending after the closing, to the extent as of the last day of the relevant fiscal quarter, the aggregate amount of the outstanding loans under the revolving credit facility and issued letters of credit (excluding, up to $10.0 million of any undrawn letters of credit, and any letters of credit that have been cash collateralized or backstopped) exceeds an amount equal to 35.0% of the revolving facility commitments at such time.

If the Borrower fails to perform its obligations under these and other covenants, or should any event of default occur, the revolving loan commitments under the Credit Agreement may be terminated and any outstanding borrowings, together with accrued interest, under the Credit Agreement could be declared immediately due and payable.

The foregoing description of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which will be filed with the quarterly report on Form 10-Q of the Company.

Item 2.03 Creation of a Direct Financial Obligations or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 27, 2021

DRIVEN BRANDS HOLDINGS INC.

By:	/s/ Scott O’Melia
Name:	Scott O’Melia
Title:	Executive Vice President, General Counsel and Secretary